UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 6, 2012

TRANSATLANTIC HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-10545	13-3355897
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

80 Pine Street, New York, New York	10005
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 365-2200

NONE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On March 6, 2012, Transatlantic Holdings, Inc., a Delaware corporation (the “Company”), completed its merger (the “Merger”) with Shoreline Merger Sub, Inc. (formerly, Shoreline Merger Sub, LLC) (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Alleghany Corporation, a Delaware corporation (“Alleghany”), pursuant to the Agreement and Plan of Merger, dated November 20, 2011 by and among the Company, Alleghany, and Merger Sub.

Item 2.01	Completion of Acquisition or Disposition of Assets

The information set forth under Item 5.01 of this Current Report on Form 8-K is incorporated into this Item 2.01 by reference.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule of Standard; Transfer of Listing

In connection with the closing of the Merger, the Company notified the New York Stock Exchange (the “NYSE”) on March 6, 2012 that each outstanding share of common stock, par value $1.00 per share, of the Company (the “Common Stock”) was cancelled and automatically converted into the right to receive for each share of Common Stock held, either shares of Alleghany common stock or cash, depending upon the election of the stockholder, with a value equal to the sum of (i) 0.145 shares of Alleghany common stock multiplied by the average of the closing sales prices on the NYSE for Alleghany common stock during the five trading days ending the day before the completion of the Merger and (ii) $14.22. The Company also requested on March 6, 2012 that the NYSE file with the Securities and Exchange Commission (the “SEC”) an application on Form 25 to delist and deregister the Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended. Trading of the Common Stock on the NYSE was suspended prior to the opening of trading on March 6, 2012. The NYSE filed the Form 25 with the SEC on March 6, 2012.

Item 3.03	Material Modification to Rights of Security Holders

Effective as of the closing of the Merger, each outstanding share of Common Stock (other than (i) shares held by the Company, Alleghany, Merger Sub or their subsidiaries and (ii) shares for which appraisal rights have been perfected) was cancelled and automatically converted into the right to receive either shares of Alleghany common stock or cash consideration, depending upon the election of the stockholder, with a value equal to $61.14, which is the sum of (i) 0.145 shares of Alleghany common stock multiplied by the average of the closing sales prices on the NYSE for Alleghany common stock during the five trading days ending the day before the completion of the Merger and (ii) $14.22.

On March 6, 2012, the Company entered into a Third Supplemental Indenture (the “Third Supplemental Indenture”), to the Indenture, dated as of December 14, 2005, as amended and supplemented, by and between the Company and The Bank of New York Mellon as Trustee, which governs the Company’s outstanding 5.75% Senior Notes due 2015 (the “2015 Notes”) and the Company’s 8.00% Senior Notes due 2039 (the “2039 Notes”). As a result of the Merger and subject to the terms and conditions of the Third Supplemental Indenture, Merger Sub expressly assumed all of the Company’s obligations in respect of the 2015 Notes and 2039 Notes. As of March 6, 2012, $667,002,000 aggregate principal amount of 2015 Notes and $350,000,000 aggregate principal amount of 2039 Notes were outstanding.

A copy of the Supplemental Indenture is attached as Exhibit 4.1 of this Current Report on Form 8-K and is incorporated by reference herein.

Item 5.01	Changes in Control of Registrant

On March 6, 2012, Alleghany consummated the acquisition of the Company through the merger of the Company with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of Alleghany. Upon completion of the Merger, Merger Sub’s name was changed to “Transatlantic Holdings, Inc.” A copy of the press release announcing the closing of the Merger is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information set forth under Item 5.02 of this Current Report on Form 8-K is incorporated into this Item 5.01 by reference.

The aggregate purchase price paid for all equity securities of the Company was approximately 8.36 million shares of Alleghany common stock and $816,007,519 in cash. The cash portion of the aggregate purchase price and related fees and expenses were funded by internally generated funds.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

All of the members of the Board of Directors of the Company prior to the Merger voluntarily resigned from the Company’s Board of Directors and all committees thereof, effective as of the effective time of the Merger. The members of the Board of Directors of Transatlantic Holdings, Inc. immediately after consummation of the Merger are Weston M. Hicks, Michael C. Sapnar, Roger B Gorham, Joseph P. Brandon and Robert F. Orlich. Following completion of the Merger, Michael C. Sapnar serves as President and Chief Executive Officer of Transatlantic Holdings, Inc. Robert F. Orlich, who retired as the Company’s chief executive officer at the end of 2011, serves on the Board of Directors of and as a senior advisor to Transatlantic Holdings, Inc.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

4.1	Third Supplemental Indenture, dated as of March 6, 2012, between Transatlantic Holdings, Inc., Shoreline Merger Sub, Inc. and The Bank of New York Mellon.

99.1	Press Release dated March 6, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSATLANTIC HOLDINGS, INC.
(Registrant)

By:	/s/ Gary A. Schwartz
Gary A. Schwartz Executive Vice President and General Counsel

Date: March 6, 2012

Exhibit Index

Exhibit No.	Description

4.1	Third Supplemental Indenture, dated as of March 6, 2012, between Transatlantic Holdings, Inc., Shoreline Merger Sub, Inc. and The Bank of New York Mellon.

99.1	Press Release dated March 6, 2012.